Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 16, 2003 relating to the consolidated financial statements of Tommy Hilfiger Corporation and its subsidiaries, which appears in Tommy Hilfiger Corporation’s Annual Report on Form 10-K/A for the fiscal year ended March 31, 2003.

/s/ PricewaterhouseCoopers LLP

New York, New York

February 26, 2004